Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 7, 2009
(949) 250-7781

California Coastal Communities, Inc. Reports Second Quarter Results

•                  Second quarter revenues of $10.5 million from 12 deliveries, including nine Brightwater homes.

•                  Gross operating profit of $1.9 million generated primarily from nine Brightwater homes, compared with $2.2 million of gross operating profit before impairment charges for the comparable period of 2008.

•                  Net loss of $7.3 million, or $.66 per share, reflects valuation allowances on deferred tax assets aggregating $7.6 million, or $.69 per share, partially offset by Brightwater gross operating profit, compared with a net loss of $3.1 million in second quarter of 2008.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported $1.9 million of gross operating profit for the quarter ended June 30, 2009 compared with $2.2 million of gross operating profit before inland project impairment charges for the comparable period of 2008.  Net loss for the quarter was $7.3 million, or $.66 per diluted share compared with a net loss of $3.1 million or $.28 per diluted share for the second quarter of 2008.

Results for the second quarter of 2009 reflect the delivery of 12 homes at the Company’s homebuilding projects in Southern California (including nine homes at its Brightwater coastal development project) compared to delivery of 15 homes in the second quarter of 2008 (including seven Brightwater deliveries). Gross operating profit of $1.9 million in the second quarter of 2009 was offset by net operating expenses of $1.4 million, compared with $5.0 million of impairment charges and $2.4 million of net operating expenses in the second quarter of 2008.  Income tax expense of $7.8 million for the second quarter of 2009 includes $7.6 million of non-cash valuation allowances on deferred tax assets.

The decrease in net operating expenses for the second quarter of 2009 compared with the second quarter of 2008 reflects a $600,000 reduction in selling expenses primarily associated with communities which were active during the first half of 2008 but had reduced or no activity in the current year, as well as reduced general and administrative expenses resulting from headcount reductions and the absence of holding costs for the Corona project, the majority of which was deeded to the lender on March 31, 2009.

Raymond J. Pacini, CEO of the Company commented: “While our operating results continue to reflect the ongoing downturn in the homebuilding industry, we are encouraged by steady sales of the smaller homes at Brightwater during the quarter. During the last five months (March–July), we generated 20 net sales orders at Brightwater. However, the limited availability of jumbo mortgage financing and excess supply of resale homes over $1.5 million in Huntington Beach continues to constrain sales of the larger Cliffs and Breakers homes.”

The Company’s 105-acre Brightwater project is located in Huntington Beach, California near the corner of Pacific Coast Highway and Warner Avenue, overlooking the Pacific Ocean and the 1,300-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 95% of real estate inventories as of June 30, 2009.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 9%-28%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

Second quarter revenues of $10.5 million reflect a $100,000 increase compared with second quarter 2008 revenues of $10.4 million.  Although the Company delivered three less homes in the second quarter of 2009, the average sales price of homes delivered increased from $693,300 in the second quarter of 2008 to $875,000 in the second quarter of 2009, primarily reflecting nine deliveries at Brightwater during the quarter compared with seven Brightwater homes in the second quarter of 2008.

Homebuilding gross margin before impairment charges for the second quarter of 2009 was 18.1%, compared with 21.2% in 2008.  The Company generated $300,000 less in homebuilding gross operating profit before impairment charges during the second quarter of 2009 compared with 2008, primarily as a result of reduced margins for The Trails and The Sands homes delivered at Brightwater during the second quarter of 2009. The Company delivered nine homes at Brightwater which generated an 18.1% gross margin and gross operating profit of $1.7 million, compared with seven deliveries at Brightwater in the second quarter of 2008 which generated a 28.2% gross margin and gross operating profit of $2.0 million.  Homebuilding gross margin before impairment charges for the second quarter of 2009 decreased to 18.1% compared with 21.2% in the comparable period of 2008 due to increased incentives in order to move standing inventory and greater use of third-party brokers.

During the second quarter of 2009, net new orders increased 186% to 20 homes compared with seven homes during the first quarter of 2009, primarily reflecting increased net orders at Brightwater (11 vs. five) and increased orders at the Company’s Hearthside Lane project in Corona.  Cancellations as a percentage of new orders were 9% during the second quarter of 2009, compared with 30% during the first quarter of 2009.

During the second quarter of 2009, net new orders decreased 23% to 20 homes compared with 26 homes during the comparable period of 2008, primarily reflecting the reduced number of active communities at the Company’s inland projects.  Cancellations as a percentage of new orders were 9% during the second quarter of 2009, compared with 19% during the comparable period of 2008.

Backlog as of June 30, 2009 increased to 16 homes compared with eight homes as of March 31, 2009.  The total value of backlog increased 43% from $9.1 million last quarter to $13.0 million as of June 30, 2009 due to an increase in the number of Brightwater homes in backlog (nine vs. seven) and an increase in the number of Hearthside Lane project homes in backlog. The average sales price of homes in backlog decreased from $1.1 million to $800,000, primarily reflecting the additional Hearthside Lane homes in backlog at June 30, 2009 compared with no Corona homes in backlog at March 31, 2009.

Backlog as of June 30, 2009 decreased to 16 homes compared with 23 homes as of June 30, 2008.  The total value of backlog decreased 60% from $32.3 million a year ago to $13.0 million as of June 30, 2009 due to fewer of the larger Brightwater homes (The Cliffs and The Breakers) in backlog (two as of June 30, 2009, compared with 13 a year ago). The average sales price of homes in backlog decreased from $1.4 million to $800,000, primarily reflecting fewer Cliffs and Breakers homes in escrow at June 30, 2009 compared with June 30, 2008.  The Company’s standing inventory at its inland projects was reduced from eight homes as of December 31, 2008 to two homes as of June 30, 2009 and total standing inventory as of June 30, 2009 was four homes, including two completed and unsold homes at Brightwater.

The Company also reported net income of $3.9 million or $.36 per diluted share for the first six months of 2009. Results for the first six months of 2009 reflect a $20.7 million pre-tax gain from income attributable to cancellation of indebtedness in addition to $5.9 million of gross operating profit before impairment charges from the delivery of 19 homes (including 14 at Brightwater). Gross operating profit was offset by real estate impairment charges of $3.2 million, net operating expenses of $4.0 million and income tax expense of $7.9 million. Income tax expense of $15.5 million includes $7.6 million of non-cash valuation allowances on deferred tax assets.  Selling, general and administrative expenses decreased $1.0 million for the first half of 2009 compared with the first half of 2008 reflecting a $750,000 reduction in selling expenses associated with communities which were active during the first half of 2008 but had reduced or no activity in the current year and approximately $100,000 decrease in selling expenses related to the grand opening for Brightwater’s Breakers and Cliffs products in March 2008, as well as reduced general and administrative expenses resulting from headcount reductions.

The results for the second quarter of 2009 continue to reflect the severe recession affecting the national and California economies and the sustained downturn in the homebuilding industry.  The weakness in the housing market continues to reflect a supply-demand imbalance and continued weakness in national credit markets, particularly the availability of jumbo mortgages which are typically necessary to purchase higher-end homes such as The Cliffs and The Breakers.  Potential homebuyers remain reluctant to purchase homes due to low consumer confidence, the significant downturn in economic activity and continuing job losses.  Potential homebuyers also remain concerned that home prices may continue to fall and about their ability to sell existing homes at a perceived fair price.

While some positive signs appear to be emerging, such as modest improvements in some aspects of the economy, gradual stabilization in the mortgage market, and recent increases in home sales volumes for the smaller Trails and Sands homes at Brightwater, the timing of a meaningful recovery in the housing market or the broader economy remains uncertain. In view of present circumstances, the Company believes that the weak demand it is experiencing reflects the continued reluctance of many homebuyers to make purchasing decisions until they are comfortable that home price declines are near the bottom and economic conditions have stabilized.  The homebuilding downturn could continue during the remainder of 2009 and perhaps beyond, and the Company’s operations may sustain periodic losses until the homebuilding industry and economy as a whole begin to rebound.

In light of the foregoing and considering the liquidity needs of the Company during the fourth quarter of 2009 and throughout 2010, the Company has determined that it will need to modify the terms of its existing credit facilities.  Therefore, the Company has initiated discussions with the agent bank for its revolving and term loans that are secured by the Brightwater project, regarding proposed amendments necessary to address its liquidity needs.  The Company is working to complete this debt restructuring during the fourth quarter of 2009 and prior to the $25 million in principal repayments due on December 31, 2009; however, there can be no assurance that the debt will be restructured within that time frame, if at all.

The Company currently has one active homebuilding project in Huntington Beach in Orange County and one project in the entitlement stage on five acres in Huntington Beach.  In addition, the Company is actively selling all remaining inventory at its Beaumont (Woodhaven), Corona (Hearthside Lane) and Lancaster (Quartz Hill) projects.  As of June 30, 2009, the Company has an inventory of 512 owned lots, reduced by 27% compared with the 697 lots owned and controlled a year ago.  This decrease reflects 134 lots conveyed in connection with the Hearthside Lane deed-in-lieu transaction, as well as deliveries and the absence of lot acquisitions.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered 2,200 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the outlook for the housing sector and the general economy, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected home deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of the national credit market crisis, oil prices, recession and inflation, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Homes delivered	12	15	19	23

Home sales revenue	$10.5	$10.4	$23.3	$15.4

Cost of sales	8.6	8.2	17.4	12.1
Loss on impairment of real estate inventories	—	5.0	3.2	5.0
	8.6	13.2	20.6	17.1

Gross operating (loss) profit	$1.9	$(2.8)	$2.7	$(1.7)

Gross margin percentage before loss on impairment	18.1%	21.2%	25.3%	21.4%

PER HOME DATA

Average sales price (a)	$875,000	$693,300	$1,226,300	$669,600

Average gross margin before loss on impairment (a)	$158,300	$146,700	$310,500	$143,500

NUMBER OF ACTIVE COMMUNITIES	1	4	1	4

NET NEW ORDERS	20	26	27	41

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			8	15

Completed homes in inventory, and in escrow			8	8

Total backlog			16	23

Completed homes in inventory, unsold			4	19

Entitled lots owned at end of period (b)			492	655

Total homes and lots			512	697

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$9.2	$29.0

Completed homes in inventory, and in escrow			3.8	3.3

Total value of backlog			$13.0	$32.3

(a)	Changes are primarily due to changes in product mix and location.
(b)

Change in six months ended June 30, 2009 is primarily due to the conveyance of 134 finished lots at a subsidiary’s project in Corona which resulted from a deed-in-lieu transaction completed during the first quarter of 2009.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Homebuilding	$10.5	$10.4	$23.3	$15.4

Costs of sales
Homebuilding	8.6	8.2	17.4	12.1
Loss on impairment of real estate inventories	—	5.0	3.2	5.0
	8.6	13.2	20.6	17.1
Gross operating (loss) profit	1.9	(2.8)	2.7	(1.7)
Selling, general and administrative expenses	1.0	1.9	2.5	3.5
Interest expense	.1	—	.8	—
Income from unconsolidated joint ventures	—	(.1)	—	(.1)
Gain on debt restructuring	—	—	(20.7)	—
Other expense, net	.3	.6	.7	1.2
Income (loss) before income taxes	.5	(5.2)	19.4	(6.3)
Income tax expense (benefit) (a)	7.8	(2.1)	15.5	(2.5)
Net income (loss)	$(7.3)	$(3.1)	$3.9	$(3.8)

Net earnings (loss) per common share:
Basic and diluted	$(.66)	$(.28)	$.36	$(.35)

Common equivalent shares:
Basic and diluted	11.0	10.9	11.0	10.9

(a)	Income tax expense (benefit) for the three and six months ended June 30, 2009 reflects valuation allowance on deferred tax assets of $7.6 million.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents (a)	$10.0	$2.3
Restricted cash	3.3	5.4
Real estate inventories	251.7	260.7
Deferred tax assets	21.6	37.1
Other assets, net	4.0	7.0

Total assets	$290.6	$312.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued liabilities	$6.0	$5.0
Senior secured project revolver	80.4	74.4
Senior secured term loan	102.3	107.4
Model home financing	22.5	22.5
Other project debt	11.1	38.9
Other liabilities	8.9	8.8

Total liabilities	231.2	257.0

Stockholders’ equity	59.4	55.5
	$290.6	$312.5

Shares outstanding (b)	11.0	10.9

Stockholders’ equity per common share (c)	$5.40	$5.09

(a)	The Company had $4.5 million of available borrowing capacity under the terms of the senior secured project revolver, resulting in $14.5 million of total liquidity, as of June 30, 2009.

(b)	Includes outstanding options for 17,500 common shares.

(c)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.